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Table of Contents

As Filed with the Securities and Exchange Commission on January 7, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8/S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
(Including registration of shares for resale by means of a Form S-3 Prospectus)

THE SPORTS AUTHORITY, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	84-1242802
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)
1050 W. Hampden Avenue Englewood, Colorado 80110 (303) 200-5050 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

The Sports Authority, Inc.
2003 Long Term Incentive Compensation Plan
(Full Title of the Plan)

Nesa E. Hassanein
Executive Vice President and General Counsel
The Sports Authority, Inc.
1050 W. Hampden Avenue
Englewood, Colorado 80110
(303) 200-5050
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

with copies to:

Brian Hoffmann
Richard D. Pritz
Clifford Chance US LLP
200 Park Avenue
New York, NY 10166
(212) 878-8000

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee

Common Stock, $0.01 par value	2,500,000 shares	N/A	$92,750,000.00(2)	$7,503.48

(1)
Includes an indeterminate number of shares of the common stock of The Sports Authority, Inc. that may be issuable by reason of stock splits, stock dividends or similar transactions.

(2)
Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $37.10 per share (the average of the high and low prices of the Registrant's common stock as reported on the New York Stock Exchange on January 6, 2004).

EXPLANATORY NOTE

        In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission (the "SEC"), the information specified by Part I of Form S-8 has been omitted from this Registration Statement. This Registration Statement has been prepared in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended, to register offers of common stock of The Sports Authority, Inc. pursuant to The Sports Authority, Inc. 2003 Long Term Incentive Compensation Plan (the "Plan").

        This Registration Statement also includes a prospectus prepared in accordance with Instruction C of Form S-8, in accordance with the requirements of Part I of Form S-3, and may be used for reofferings and resales on a continuous or delayed basis in the future of "control securities" that have been or may be received by the selling stockholders pursuant to the Plan.

REOFFER PROSPECTUS

THE SPORTS AUTHORITY, INC.
1050 W. Hampden Avenue
Englewood, Colorado 80110
(303) 200-5050

Up to 2,500,000 Shares of Common Stock, $0.01 Par Value

Which the Selling Stockholders May Resell Under this Prospectus

        You should read this prospectus carefully before you invest. The stockholders of The Sports Authority, Inc. listed below may offer and resell up to 2,500,000 shares of our common stock under this prospectus for their own accounts. The Sports Authority, Inc. will not receive any proceeds from the resale of these shares by the selling stockholders.

        We issued or may issue the shares of our common stock to the selling stockholders under The Sports Authority, Inc. 2003 Long Term Incentive Compensation Plan.

        The selling stockholders may offer their common stock through public or private transactions, at prevailing market prices or at privately negotiated prices. These future prices are not currently known.

        The common stock of the Sports Authority, Inc. has been listed on the New York Stock Exchange under the symbol "TSA" since August 5, 2003. On January 6, 2004, the last reported sale price for the common stock on the New York Stock Exchange was $37.55 per share.

        See the section entitled "Risk Factors" beginning on page 1 to read about factors you should consider before buying shares of our common stock.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 7, 2004.

RISK FACTORS

        You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing our company.

Risks related to the merger

  Integration of The Sports Authority, Inc. (formerly known as Gart Sports Company) and TSA Stores, Inc. (formerly known as The Sports Authority, Inc.) may be difficult and expensive to achieve.

        On August 4, 2003, we completed the merger of equals contemplated by the Agreement and Plan of Merger, dated as of February 19, 2003, among Gart Sports Company, Gold Acquisition Corp. and The Sports Authority, Inc. Pursuant to the merger agreement, we changed our name from Gart Sports Company to The Sports Authority, Inc. and the company formerly known as The Sports Authority, Inc. changed its name to TSA Stores, Inc.

        The merger involves the integration of companies that have previously operated independently. The integration will be a complex, time consuming and expensive process and may materially harm our business if not completed in a timely and efficient manner. We may not be able to integrate the operations of the companies without encountering difficulties, including possible unanticipated costs, failure to retain key employees, the diversion of management attention or failure to integrate our information systems. Due to the location of the combined company's headquarters in Colorado, a significant number of the members of the management team of TSA Stores will not remain with the combined company. As a result, we may lose some historical knowledge of the operations and business of TSA Stores. Additionally, we may not realize the increased revenues and cost savings that the pre-merger companies expected to achieve as a result of the merger or that would justify the investment made.

  Uncertainties associated with the merger may cause us to lose key personnel.

        Our current personnel may experience uncertainty about their future roles with the combined company. This uncertainty may adversely affect our ability to attract and retain key personnel. If we cannot attract and retain key personnel, our ability to effectively manage our operations could be significantly reduced. Additionally, our ability to successfully integrate the two companies may be adversely affected if a significant number of our key personnel depart after the completion of the merger, which would adversely affect our business and results of operations.

  The costs of the merger could adversely affect combined financial results.

        We estimate that we will incur, in addition to costs already incurred in connection with the merger, direct transaction costs of approximately $68 million in connection with the merger, including approximately $37 million in connection with severance payments, approximately $21 million in connection with third-party advisors and printing fees and approximately $10 million in connection with costs of relocating employees of TSA Stores to Colorado. Further, we have established a reserve of approximately $49 million in connection with stores that we expect to close. If the benefits of the merger do not exceed the costs associated with the merger, including any dilution to the stockholders resulting from the issuance of shares in connection with the merger, the combined company's financial results, including earnings per share, could be adversely affected.

Risks related to our business

  Intense competition in the sporting goods industry could limit our growth and reduce our profitability.

        The sporting goods retail market is highly fragmented and intensely competitive. Our current and prospective competitors include many large companies that have substantially greater market presence, name recognition, financial, marketing and other resources than we do. We compete directly or indirectly with the following categories of companies:

  •
  full-line sporting goods retailers;

  •
  traditional sporting goods stores and chains;

  •
  specialty sporting goods retailers and pro shops;

  •
  mass merchandisers, warehouse clubs, discount stores and department stores; and

  •
  catalog and Internet-based retailers.

        Increased competition in markets in which we have stores, the adoption by competitors of innovative store formats, pricing strategies and retail sale methods, or the entry of new competitors or the expansion of operations by existing competitors in our markets could cause us to lose market share, limit our growth and reduce our profitability.

  If we are unable to predict or react to changes in consumer demand, our sales may decline and we may be required to take significant markdowns in inventory.

        Our success depends on our ability to anticipate and respond in a timely manner to changing consumer demand and preferences regarding sporting goods. Our products must appeal to a broad range of consumers whose preferences cannot be predicted with certainty and are subject to change. Additionally, we often make commitments to purchase products from our vendors several months in advance of the proposed delivery. If we misjudge the market for our merchandise, we may lose sales or we may overstock unpopular products, which may require us to take significant inventory markdowns. In either case, our revenues and profit margins could significantly decline and our business and financial results may suffer.

  We sell products that expose us to a greater risk of product liability and infringement claims, and our insurance may not be sufficient to cover damages related to those claims. Additionally, we face claims in Illinois relating to the sale of handguns before 1999.

        We may be subject to lawsuits resulting from injuries associated with the use of sporting goods equipment that we sell or rent. Among other things, we sell long guns, handguns and air pistols, which are products that are associated with an increased risk of injury and related lawsuits.

        TSA Stores is one of thirty-three named defendants, including firearms manufacturers and retailers, in City of Chicago and County of Cook v. Beretta U.S.A. Corp. et al., Circuit Court of Cook County, Illinois. This suit was served on TSA Stores in November 1998. The complaint was based on legal theories of public nuisance and negligent entrustment of firearms and alleged that the defendants distributed, marketed and sold firearms in the portion of Cook County outside Chicago that were found illegally in Chicago. The complaint sought damages allocated among the defendants exceeding $433 million to compensate the City of Chicago and Cook County for their alleged costs resulting from the alleged public nuisance. The complaint also sought punitive damages and injunctive relief imposing additional regulations on the methods the defendants use to distribute, market and sell firearms in Cook County. In February 2000, the court dismissed the complaint's negligent entrustment count. The plaintiffs filed an amended complaint with the court's permission in March 2000, which contained both the public nuisance and negligent entrustment counts. In September 2000, the court granted the motions of the defendants to dismiss the amended complaint, in its entirety, with prejudice. In October 2000, the plaintiffs appealed to the Appellate Court of Illinois, First Judicial District, but did not pursue the negligent entrustment issue. On November 4, 2002, the Appellate Court reversed the dismissal of the amended complaint and remanded the case to the trial court for further proceedings on the public nuisance issue. On November 25, 2002, TSA Stores filed a petition for rehearing with the

Appellate Court, which was denied on March 7, 2003. On March 27, 2003, TSA Stores joined in the petition for leave to appeal to the Illinois Supreme Court by the other defendants of the Appellate Court's decision reversing the trial court's dismissal of the amended case. We are currently unable to predict the outcome of this case.

        There is a risk that claims or liabilities with respect to lawsuits will exceed our insurance coverage. Additionally, we may be unable to purchase adequate liability insurance in the future. Although we have entered into product and infringement liability indemnity agreements with many of our vendors, we cannot assure you that we will be able to collect payments sufficient to offset product liability losses. Furthermore, we are subject to regulation by the Consumer Product Safety Commission and similar state regulatory agencies. If we fail to comply with government and industry safety standards, we may be subject to claims, lawsuits, fines and adverse publicity that could have a material adverse effect on our business and results of operations.

  If our suppliers and distributors do not provide us with sufficient quantities of products, or if conditions in any of the foreign countries where they source merchandise adversely change, we may not be able to offer competitively priced merchandise or the quantities or assortment that our customers demand.

        The Sports Authority purchases merchandise from over 1,000 vendors and TSA Stores purchases merchandise from over 625 vendors, some of which are the same as The Sports Authority's vendors. In fiscal 2002, purchases from Nike represented approximately 11.2% of the total purchases of The Sports Authority and approximately 12.7% of the total purchases of TSA Stores. Although purchases from no other vendor represented more than 10% of the total purchases of either company, our dependence on our principal suppliers involves risk. We do not have long-term agreements with our suppliers and cannot guarantee that we will be able to maintain our relationships with them. If there is a disruption in supply from a principal supplier or distributor, we may be unable to obtain the merchandise that we desire to sell and that consumers desire to purchase. Moreover, many of our suppliers provide us with incentives, such as return privileges, volume purchasing allowances and cooperative advertising allowances. A decline or discontinuation of these incentives could reduce our profits.

        Additionally, we believe that a significant portion of the products that we purchase, including those purchased from domestic suppliers, are manufactured abroad. Government regulations, political unrest, war, changes in local economic or labor conditions, trade issues or interruptions or delays in imports could disrupt or delay shipments of merchandise to our stores and cause shortages in our inventory and a decline in our sales. If one or more of these factors occur, our business and financial results could suffer.

  Our business is seasonal, and our annual results are highly dependent on the success of our holiday selling season.

        Our business is highly seasonal in nature. Our highest sales and operating profitability historically occur during the fourth fiscal quarter, which is due, in part, to the holiday selling season and, in part, to our strong sales of cold weather sporting goods and apparel. Fourth quarter sales comprised approximately 30.1% of net sales and approximately 50.1% of operating income of The Sports Authority for the 2002 fiscal year, and approximately 27.2% of net sales and approximately 56.6% of operating income of TSA Stores for the 2002 fiscal year. Any decrease in our fourth quarter sales, whether because of a slow holiday selling season, poor snowfall in ski areas near our markets, or otherwise, could have a material adverse effect on our business, financial condition and operating results for the entire fiscal year.

  A downturn in the economy could significantly reduce our revenues.

        Sales of sporting goods historically depend on consumers' discretionary spending. An economic downturn in any of our major markets, or in general, could reduce consumer spending on discretionary items that could adversely impact our revenues and cause our business and financial results to suffer.

        General economic conditions are beyond our control and are affected by:

  •
  the impact of an economic recession;

  •
  unemployment trends;

  •
  interest rates and inflation;

  •
  consumer and commercial credit availability;

  •
  consumer debt levels;

  •
  geopolitical uncertainty;

  •
  tax rates and tax policy;

  •
  the impact of natural disasters; and

  •
  other factors that influence consumer confidence and spending.

        Increasing volatility in financial markets may cause the above factors to change with an even greater degree of frequency and magnitude.

  We have a significant amount of debt that could adversely affect our business and growth prospects.

        We entered into a credit facility at the completion of the merger that provides for loans of up to $600 million. As of November 29, 2003 we had approximately $433 million of long-term debt. This debt could have significant adverse effects on our business. This debt:

  •
  makes it more difficult for us to obtain additional financing on favorable terms;

  •
  requires us to dedicate a substantial portion of our cash flows from operations to the repayment of our debt and the interest on our debt;

  •
  limits our ability to capitalize on significant business opportunities; and

  •
  makes us more vulnerable to economic downturns.

        If we are unable to generate sufficient cash flows from operations in the future, we may have to refinance all or a portion of our debt and/or obtain additional financing. We cannot assure you that refinancing or additional financing on favorable terms could be obtained or that we will be able to operate at a profit.

        Additionally, the credit facility entered into upon consummation of the merger imposes operating and financial restrictions that may impair our ability to respond to changing business and economic conditions or to grow our business.

  Our business depends on our ability to satisfy our labor needs. Additionally, we face wage and hour litigation, which, if determined adversely against us, could have an adverse impact on our financial performance.

        Many of our employees are in entry-level or part-time positions that historically have high rates of turnover. We may be unable to satisfy our labor needs and control our costs due to external factors such as unemployment levels, minimum wage legislation and wage inflation. If general economic conditions improve, it may be more difficult to attract and retain quality employees. As a result, our business may suffer.

        In addition, in June 2000 a former employee of Sportmart, Inc. (our wholly owned subsidiary) brought two class action complaints in California against us alleging several wage and hour claims in violation of the California Labor Code, California Business and Professional Code Section 17200 and other related matters. One complaint alleges that we classified certain managers in our California stores as exempt from overtime pay when they should have been classified as non-exempt and paid overtime. The second complaint alleges that we failed to pay hourly employees in our California stores for all hours worked. In March 2001, a third class action complaint was filed in the same court in California alleging the same wage and hour violations regarding classification of certain managers as exempt from overtime pay. In July 2001, a fourth complaint was filed alleging that store managers should also not be classified as employees exempt from overtime pay. All the complaints seek unspecified amounts of compensatory damages, punitive damages and penalties. We expect to settle such litigation, but there is no definitive settlement agreement. If no settlement agreement is signed and approved and if substantial damages are awarded, our financial results and liquidity may suffer.

  Terrorist attacks or acts of war may seriously harm our business.

        Terrorist attacks or acts of war may cause damage or disruption to us and our employees, facilities, information systems, vendors, and customers, which could significantly impact our net sales, costs and expenses, and financial condition. The threat of terrorist attacks in the United States since September 11, 2001 continues to create many economic and political uncertainties. The potential for future terrorist attacks, the national and international responses to terrorist attacks, and other acts of war or hostility may cause greater uncertainty and cause our business to suffer in ways that we currently cannot predict. The military action taken by the United States and its allies against the government of Iraq could have a short or long term negative economic impact upon the financial markets and our business in general. Additionally, events such as those referred to above could cause or contribute to a general decline in equity valuations, which in turn could reduce the market value of your investment in us.

  Because an equity owner of one of our significant stockholders is a member of the board of directors of one of our competitors, there may be conflicts of interest.

        Green Equity Investors, L.P. (we refer to Green Equity Investors, L.P. and its affiliates as Leonard Green in this prospectus) currently holds approximately 8% of our outstanding common stock, and also holds less than 1% of the outstanding common stock of Big 5 Sporting Goods, one of our competitors. Jonathan D. Sokoloff, one of our current directors, and Jonathan A. Seiffer, a former director, are equity owners of Leonard Green, and both previously served on Big 5 Sporting Goods' board of directors. John G. Danhakl, also an equity owner of Leonard Green, currently serves on the board of directors of Big 5 Sporting Goods. Leonard Green does not have formal procedures to prohibit Messrs. Seiffer, Sokoloff and Danhakl from sharing information about us and Big 5 Sporting Goods with each other. Messrs. Seiffer, Sokoloff and Danhakl may have conflicts of interest with respect to various matters affecting us, including the pursuit of business opportunities presented to Leonard Green. Leonard Green does not have procedures in place that are designed to resolve conflicts arising in connection with its investments in entities that compete with each other. All potential conflicts may not be resolved in a manner that is favorable to us. We believe that it is impossible to predict the precise circumstances under which future potential conflicts may arise, and, therefore, we intend to address potential conflicts on a case-by-case basis.

  Anti-takeover provisions may prevent stockholders from realizing a premium return.

        Anti-takeover provisions in our certificate of incorporation and bylaws may deter unfriendly offers or other efforts to obtain control over us. These anti-takeover provisions, among other things:

  •
  allow our board of directors to issue "blank check" preferred stock without stockholder approval, and establish the rights, including voting rights, preferences and limitations of the preferred stock;

  •
  establish advance notice requirements for stockholder nominations to the board of directors or for stockholder proxy proposals;

  •
  permit the board of directors to increase its own size and fill the resulting vacancies through a majority vote of directors, even if less than a quorum; and

  •
  require that mergers and other business combinations with certain interested stockholders, including any holder of 10% or more of our common stock, be approved by a supermajority of the holders of our common stock that are not interested in the transaction.

        Section 203 of the Delaware General Corporate Law also imposes restrictions on mergers and other business combinations between us and any holder of 15% or more of our common stock.

        These measures could make us less attractive to a potential acquiror and deprive stockholders of the opportunity to sell their common stock at a premium price.

  Our quarterly operating results may fluctuate substantially, which may adversely affect our business and the market price of our common stock, particularly if our quarterly results fall below the expectations of securities analysts.

        Our sales and results of operations have fluctuated in the past and may vary from quarter to quarter in the future. These fluctuations may adversely affect our business, financial condition and the market price of our common stock, particularly if our quarterly results fall below the expectations of securities analysts. A number of factors, many of which are outside our control, may cause variations in our quarterly net sales and operating results, including:

  •
  changes in consumer demand for the products that we offer in our stores;

  •
  pre-opening costs associated with new stores;

  •
  costs related to the closures of existing stores;

  •
  litigation;

  •
  changes in merchandise mix;

  •
  sales and promotional events sponsored by our competitors; and

  •
  general economic conditions.

  Our stock price has been volatile in the past and may remain volatile in the future. The value of our common stock may decline as a result of this volatility.

        The market price of our common stock has been in the past, and the market price of our common stock may in the future be, subject to wide fluctuations in response to factors such as:

  •
  fluctuations in quarterly operating results;

  •
  announcements, by us or our competitors, of actual or expected financial results, significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

  •
  changes in recommendations or financial estimates by securities analysts;

  •
  conditions and trends in the sporting goods industry; and

  •
  general conditions in the economy or the financial markets.

        Additionally, in recent years, the stock market has experienced significant price and volume fluctuations which are often unrelated to the performance or condition of particular companies. Such broad market fluctuations could adversely affect the market price of our common stock. Following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against a company. If we become subject to this kind of litigation in the future, it could result in substantial litigation costs, damages awards against us, and the diversion of our management's attention and resources.

  The loss of key executives could have a material adverse effect on our business.

        Our future success depends on the continued services of our senior management, particularly John Douglas Morton, our vice chairman of the board and chief executive officer. Any loss or interruption of the services of our senior management could significantly reduce our ability to effectively manage our operations and implement our key initiatives because we cannot assure you that we would be able to find appropriate replacements for our senior management should the need arise. If we were to lose any key senior management, our business could be materially adversely affected.

  We rely on our information systems to operate our business and if our information systems fail to adequately perform these functions, our businesses and financial results could be adversely affected.

        The efficient operation of our business is dependent on the successful integration and operation of our information systems. In particular, we rely on our information systems to manage effectively our sales, warehousing, distribution, merchandise planning and replenishment and to optimize our overall inventory levels. Most of our information systems are centrally located at our headquarters and the former headquarters of TSA Stores, with offsite backup at other locations. The major retail and financial information systems use compatible software, hardware and operating system environments. However, some versions of the software programs, the manner in which they are configured and the business processes used to operate them are different. Furthermore, some of our systems have not been fully implemented and require additional configuration, testing and user training before they become fully operational. Systems integration issues are complex, time-consuming and expensive. The failure to integrate successfully our information systems or their failure to perform as we anticipate could disrupt our business, lead to unanticipated costs, adversely affect our revenues and cause our business and financial results to suffer.

  A disruption in the operation of our distribution centers would affect our ability to deliver merchandise to our stores, which could adversely impact our revenues and harm our business and financial results.

        Most of our merchandise is shipped by our vendors to a limited number of distribution centers. Our distribution centers receive and allocate merchandise to our stores. Events such as fire or other catastrophic events, any malfunction or disruption of our centralized information systems or shipping problems may result in delays or disruptions in the timely distribution of merchandise to our stores, which could adversely impact our revenues and our business and financial results.

        Our ability to successfully operate the new regional distribution center in Burlington, New Jersey will depend on the successful integration of our warehouse management systems. Additionally, the success of this and other supply chain initiatives is heavily dependent on the implementation and consistent execution of new processes and the use of new systems capabilities by our merchandising and supply chain personnel. The new distribution center may not enable us to improve the flow of merchandise to our stores or improve our inventory management.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference into this prospectus contain, in addition to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties, including all statements other than statements of historical fact. Because these forward-looking statements involve risks and uncertainties, our actual results could differ materially from those expressed or implied by the forward-looking statements in this prospectus and the documents incorporated by reference into this prospectus. You should specifically consider those factors discussed in the section entitled "Risk Factors," commencing on page 1 of this prospectus and the other cautionary statements made in this prospectus. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus and the documents incorporated by reference into this prospectus.

THE COMPANY

Highlights of Our Company

        On August 4, 2003 we completed the merger of equals contemplated by the Agreement and Plan of Merger, dated as of February 19, 2003, among Gart Sports Company, Gold Acquisition Corp. and The Sports Authority, Inc. Pursuant to the merger agreement, we changed our name from Gart Sports Company to The Sports Authority, Inc. and the company formerly known as The Sports Authority, Inc. changed its name to TSA Stores, Inc.

        We are one of the nation's largest full-line sporting goods retailers offering a comprehensive high-quality assortment of brand name sporting apparel and equipment at competitive prices. As of January 7, 2004, we operate 387 stores in 45 States under The Sports Authority®, Gart Sports®, Sportmart® and Oshman's® names. Our e-tailing websites, located at thesportsauthority.com, gartsports.com, sportmart.com, and oshmans.com, are operated by GSI Commerce, Inc., under license and e-commerce agreements. In addition, a joint venture with AEON Co., Ltd. operates "The Sports Authority" stores in Japan under a licensing agreement.

General Information and Web Site Address

        Our business was established in 1928 and we incorporated under Delaware General Corporate Law in 1993. Our principal offices are located at 1050 West Hampden Avenue, Englewood, Colorado 80110. Our telephone number is (303) 200-5050. For more information, please refer to our web sites at www.gartsports.com and www.thesportsauthority.com. Our web sites are not a part of this prospectus.

SELLING STOCKHOLDERS

        The names of the selling stockholders who may be our affiliates and the positions, offices and other material relationships which each selling stockholder has had with us since January 7, 2001 are as follows:

Selling Stockholder	Position Held or Other Relationship
John Douglas Morton	Mr. Morton serves as our Chief Executive Officer and Vice Chairman of the Board. Prior to the merger, Mr. Morton served as our President, Chief Executive Officer and Chairman of the Board.
Martin E. Hanaka	Mr. Hanaka serves as our Chairman of the Board. Prior to the merger, Mr. Hanaka served as the Chief Executive Officer and Chairman of the Board of TSA Stores.
Peter R. Formanek	Mr. Formanek currently serves and has served as one of our directors since 1998.
Gordon D. Barker	Mr. Barker currently serves and has served as one of our directors since 1998.
Mary Elizabeth Burton	Ms. Burton currently serves as one of our directors. Prior to the merger, Ms. Burton had served as a director of TSA Stores since 1999.
Cynthia R. Cohen	Ms. Cohen currently serves as one of our directors. Prior to the merger, Ms. Cohen had served as a director of TSA Stores since 1998.
Kevin M. McGovern	Mr. McGovern currently serves as one of our directors. Prior to the merger, Mr. McGovern had served as a director of TSA Stores since 2000. Mr. McGovern is the chairman of the board of directors of Redington Inc., which supplies us with Fly Fishing equipment pursuant to a vendor agreement. On or about August 1, 2003, Mr. McGovern sold his 30% interest in Redington Inc. Since February 2, 2002, we have made aggregate payments to Redington under this agreement in the amount of approximately $193,000.
Elliott J. Kerbis	Mr. Kerbis currently serves as our President and Chief Merchandising Officer. Prior to the merger, Mr. Kerbis served as the President and Chief Merchandising Officer of TSA Stores.
Thomas T. Hendrickson	Mr. Hendrickson currently serves as our Vice Chairman, Chief Administrative Officer, Chief Financial Officer and Treasurer. Prior to the merger, Mr. Hendrickson served as our Executive Vice President, Chief Financial Officer and Treasurer.
Greg A. Waters	Mr. Waters currently serves and has served as our Executive Vice President and Chief Operating Officer since 2001. Prior to 2001, Mr. Waters served as our Senior Vice President—Store Operations.
Nesa Hassanein	Ms. Hassanein currently serves as our Executive Vice President, General Counsel and Secretary and prior to the merger served as our Senior Vice President, General Counsel and Secretary.
Arthur S. Hagan	Mr. Hagan currently serves and has served as our Senior Vice President—Merchandising since 1998.

        The following table shows, as of January 5, 2004:

  •
  the name of each selling stockholder;

  •
  how many shares the selling stockholder beneficially owned prior to the offering;

  •
  how many shares the selling stockholder may acquire pursuant to The Sports Authority, Inc. 2003 Long Term Incentive Compensation Plan and resell under this prospectus; and

  •
  assuming a selling stockholder sells all shares that may be resold by the stockholder under this prospectus, how many shares the selling stockholder will beneficially own after completion of the offering.

        We may amend or supplement this prospectus from time to time in the future to update or change this list of selling stockholders and shares that may be resold.

        The table reflects all selling stockholders who are eligible to reoffer and resell common stock whether or not they have an intent to do so. There is no assurance that any of the selling stockholders will sell any or all of the common stock registered hereunder.

Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to This Offering(1)	Maximum Number of Shares of Common Stock that may be Resold in This Offering(2)	Shares of Common Stock Beneficially Owned After This Offering	Percentage of Outstanding Common Stock Owned After This Offering(3)
John Douglas Morton	175,200	98,000	175,200	*
Martin E. Hanaka	664,745	73,500	664,745	2.6%
Peter R. Formanek	151,442	10,000	151,442	*
Gordon D. Barker	25,033	10,000	25,033	*
Mary Elizabeth Burton	17,335	10,000	17,335	*
Cynthia R. Cohen	6,440	10,000	6,440	*
Kevin M. McGovern	24,766	10,000	24,766	*
Elliott J. Kerbis	96,229	73,500	96,229	*
Thomas T. Hendrickson	10,000	68,000	10,000	*
Greg A. Waters	27,448	55,000	27,448	*
Nesa Hassanein	6,494	45,000	6,494	*
Arthur S. Hagan	3,858	21,000	3,858	*
Total	1,208,990	484,000	1,208,990	4.7%

(1)
We have calculated the number of shares that each selling stockholder "beneficially owns" in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Beneficial ownership, as defined in Rule 13d-3, does not necessarily indicate beneficial ownership for any other purpose. Under Rule 13d-3, a person beneficially owns all shares with respect to which such person has either sole or shared voting power or sole or shared investment power, as well as shares which such person has the right to acquire within 60 days of January 5, 2004 (i.e., on or before March 5, 2004).

(2)
The maximum number of shares that may be resold in this offering includes those shares acquired or that may be acquired through awards granted only under The Sports Authority, Inc. 2003 Long Term Incentive Compensation Plan.

(3)
The percentage ownership of our common stock is based on 25,054,140 shares of our common stock outstanding as of January 5, 2004.

*
Less than 1%.

PLAN OF DISTRIBUTION

        The selling stockholders have advised us that they intend to sell all or a portion of the shares offered from time to time in ordinary brokers transactions on the New York Stock Exchange and that those sales will be made at prices prevailing at the times of sale. The selling stockholders may also make private sales directly or through brokers who may act as agents or principals. Further, the selling stockholders may choose to dispose of their shares by gift to a third party or as a donation to a charitable or other non-profit entity. In connection with any sales, the selling stockholders and any participating brokers may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended. There is no assurance that any of the selling stockholders will sell any or all of the shares offered by them.

        Any broker-dealer participating as agent for the selling stockholders or for the purchasers may receive commissions. Broker-dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above), in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with these resales may pay to or receive commissions from the purchasers.

        We have advised the selling stockholders that Regulation M, promulgated under the Securities Exchange Act of 1934, as amended, may apply to sales in the market and have informed them of the possible need for delivery of copies of this prospectus. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended. Any commissions paid or any discounts or concessions allowed to any broker-dealers, and, if any broker-dealers purchase shares as principal, any profits received on the resale of shares, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended.

        Upon notification by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a cross or block trade, a supplemental prospectus will be filed under Rule 424(c) under the Securities Act of 1933, as amended, setting forth the name of the participating broker-dealer(s), the number of shares involved, the price at which the shares were sold by the selling stockholders, the commissions paid or discounts or concessions allowed by the selling stockholders to such broker-dealer(s), and where applicable, that the broker-dealer(s) did not conduct any investigation to verify the information set forth in this prospectus.

        Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 and 701 under the Securities Act of 1933, as amended, may be resold under Rule 144 rather than pursuant to this prospectus. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including any person who may be deemed to be our "affiliate," is entitled to sell within any three month period "restricted shares" beneficially owned by him or her in an amount that does not exceed the greater of (i) 1% of the then outstanding shares of common stock or (ii) the average weekly trading volume in shares of common stock during the four calendar weeks preceding such sale, provided that at least one year has elapsed since such shares were acquired from us or our affiliate. Sales are also subject to certain requirements as to the manner of sale, notice and availability of current public information regarding the company. However, a person who is not and has not been our "affiliate" at any time within three months prior to the sale is entitled to sell his or her shares without regard to the volume limitations or the other requirements of Rule 144, provided that at least two years have elapsed since the shares were acquired from us or our affiliate. In general, under

Rule 701 as currently in effect, any of our employees, consultants or advisors who purchases shares from us in connection with a compensatory stock or option plan or other written agreement related to compensation is eligible to resell these shares in reliance on Rule 144, but without compliance with certain restrictions contained in Rule 144.

USE OF PROCEEDS

        We will not receive any of the proceeds for the sale of the common stock by the selling stockholders.

INFORMATION INCORPORATED BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment to the registration statement of which this prospectus is a part that indicates that all of the shares of our common stock offered have been sold or which deregisters all such shares then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

  •
  Our Annual Report on Form 10-K for the fiscal year ended February 1, 2003, filed on April 4, 2003.

  •
  Our Current Report on Form 8-K, filed on February 20, 2003.

  •
  Our Current Report on Form 8-K, filed on March 10, 2003.

  •
  Our Quarterly Report on Form 10-Q, filed on June 17, 2003.

  •
  The joint proxy statement/prospectus contained in our Registration Statement on Form S-4 (File No. 333-104321), initially filed on April 4, 2003, as amended or supplemented.

  •
  The description of our common stock contained in our Registration Statement on Form 8-A filed on July 23, 2003 and any amendment or report for the purpose of updating such description.

  •
  Our Current Report on Form 8-K, filed on August 13, 2003.

  •
  Our Quarterly Report on Form 10-Q, filed on September 16, 2003.

  •
  Our Quarterly Report on Form 10-Q, filed on December 16, 2003.

        The documents incorporated by reference into this prospectus are available from us without charge upon your written or oral request. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address and telephone number:

    The Sports Authority, Inc.
    1050 W. Hampden Avenue
    Englewood, Colorado 80110
    (303) 200-5050
    Attn: Investor Relations

WHERE YOU CAN FIND MORE INFORMATION REGARDING THE SPORTS AUTHORITY, INC.

        We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read copies of these reports, proxy statements and other information at the public reference room maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, DC 20549. You can request copies of these documents by writing to the Securities and Exchange Commission and paying a fee for the copying cost. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for more information about the operation of the public reference room. Our public filings are also available at the Securities and Exchange Commission's website at www.sec.gov. In addition, you can read and copy our Securities and Exchange Commission filings made on or after August 5, 2003 at the office of the New York Stock Exchange at 11 Wall Street, New York, NY 10005.

        For more information, you may refer to our websites at www.gartsports.com and www.thesportsauthority.com. Our websites are not part of this prospectus.

        We have filed a registration statement on Form S-8/S-3 under the Securities Act of 1933, as amended, with the Securities and Exchange Commission with respect to our common stock issued or to be issued pursuant to The Sports Authority, Inc. 2003 Long Term Incentive Compensation Plan which may be offered by the selling stockholders as described in this prospectus. This prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted as provided by the rules and regulations of the Securities and Exchange Commission. You may inspect and copy the registration statement at any of the addresses listed above.

        You should only rely on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different from the information contained or incorporated by reference in this prospectus.

LEGAL MATTERS

        Legal matters with respect to the common stock being offered hereby have been passed upon for us by Nesa E. Hassanein, our General Counsel. As of January 5, 2004, Ms. Hassanein beneficially owned 6,494 shares of our common stock and served as our Executive Vice President, General Counsel and Secretary.

EXPERTS

        Our financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the fiscal year ended February 1, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the method of accounting for goodwill and other intangible assets in 2002 with the adoption of Statement of Financial Accounting Standards No. 142), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INDEMNIFICATION AND THE SEC'S POSITION ON ENFORCEABILITY

        Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers. Under certain circumstances, this may include indemnification for liabilities arising under the Securities Act of 1933, as amended, as well as for expenses incurred in that regard. Our certificate of incorporation and bylaws provide for the indemnification of our present and former directors, officers, employees and agents to the maximum extent permitted by the Delaware General Corporation Law. We have also entered into, or will enter into, indemnification agreements with our officers and directors.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

Table of Contents

RISK FACTORS
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
THE COMPANY
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
USE OF PROCEEDS
INFORMATION INCORPORATED BY REFERENCE
WHERE YOU CAN FIND MORE INFORMATION REGARDING THE SPORTS AUTHORITY, INC.
LEGAL MATTERS
EXPERTS
INDEMNIFICATION AND THE SEC'S POSITION ON ENFORCEABILITY

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents filed with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

  •
  Our Annual Report on Form 10-K for the fiscal year ended February 1, 2003, filed on April 4, 2003.

  •
  Our Current Report on Form 8-K, filed on February 20, 2003.

  •
  Our Current Report on Form 8-K, filed on March 10, 2003.

  •
  Our Quarterly Report on Form 10-Q, filed on June 17, 2003.

  •
  The joint proxy statement/prospectus contained in our Registration Statement on Form S-4 (File No. 333-104321), initially filed on April 4, 2003, as amended or supplemented.

  •
  The description of our common stock contained in our Registration Statement on Form 8-A filed on July 23, 2003 and any amendment or report for the purpose of updating such description.

  •
  Our Current Report on Form 8-K, filed on August 13, 2003.

  •
  Our Quarterly Report on Form 10-Q, filed on September 16, 2003.

  •
  Our Quarterly Report on Form 10-Q, filed on December 16, 2003.

        All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment to this registration statement which indicates that all of the shares of the our common stock offered have been sold or which deregisters all such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

        We undertake to provide without charge to each person who has received a copy of a prospectus to which this registration statement relates, upon the written or oral request of any such person, a copy of any or all the documents that have been or may be incorporated by reference into this registration statement, other than exhibits to such documents (unless such exhibits are incorporated therein by reference). We further undertake to deliver or cause to be delivered to all participants who have an interest in our common stock through a Sports Authority sponsored stock option plan (and any other participants who request such information orally or in writing) who do not otherwise receive such material, copies of all reports, proxy statements and other communications distributed by us to our stockholders generally, no later than the time such materials are first sent to our stockholders.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        Legal matters with respect to the common stock registered by this registration statement have been passed upon for us by Nesa E. Hassanein. As of January 5, 2004, Ms. Hassanein beneficially owned 6,494 shares of our common stock and served as our Executive Vice President, General Counsel and Secretary.

Item 6. Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law permits a corporation to indemnify officers and directors against expenses, fines and judgments in a civil, criminal, administrative or investigative proceeding or suit, for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, that they had no reasonable cause to believe was unlawful. Additionally, the Delaware General Corporation Law permits a corporation to purchase and maintain insurance on behalf of its officers and directors for any liabilities arising out of such status.

        Our certificate of incorporation and bylaws provide that any person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, because that person is or was one of our directors or officers, or is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, will be indemnified against expenses, including attorney's fees, judgments, fines and amounts paid in settlement. Such rights will apply to such person both in such person's official capacity and as to action in another capacity while holding such office. Such rights will also continue, unless otherwise provided when authorized or ratified, as to a person who is no longer a director or officer of the company and will inure to his heirs, executors and administrators.

        Additionally, to the fullest extent not prohibited by applicable law, we may pay expenses incurred by our directors or officers in defending a civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of that action, suit or proceeding. However, such payment will be made only if we receive an undertaking by or on behalf of that director or officer to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by us, as authorized by our certificate of incorporation and bylaws.

        The rights to indemnification and advancement of expenses that we conferred are not exclusive of any other right to which persons seeking indemnification or advancement may be entitled under any statute, our certificate of incorporation, our bylaws, any agreement, any vote of stockholders or disinterested directors, or otherwise. Such rights will apply to such director both in his or her official capacity and as to action he or she took in another capacity while holding such office. Such rights will also continue, unless otherwise provided when authorized or ratified, as to a person who is no longer a director or officer of the company and will inure to his or her heirs, executors and administrators.

        In recognition of its directors' need for substantial protection against personal liability in order to enhance their continued service to us in an effective manner, and their reliance on past assurances of indemnification, we have entered into agreements with our directors for the indemnification of and the advancing of expenses to them to the fullest extent permitted by law.

        We are also authorized to purchase and maintain insurance on behalf of our directors and officers. Such insurance shall insure against any liabilities asserted against such director or officer and incurred by him or her in such capacity, or arising out of his or her status as director or officer, whether or not we would have the power to indemnify him or her against such liability under the indemnification provisions as set forth in our bylaws.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Document
4.1	The Sports Authority, Inc. (f/k/a Gart Sports Company) 2003 Long Term Incentive Compensation Plan (attached as Annex F to the joint proxy statement/prospectus contained in the our Form S-4 (File No. 333-104321), as amended or supplemented)
4.2	The Company's Form of Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K Filed on August 13, 2003)
4.3	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K Filed on August 13, 2003)
4.4	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company's Current Report on Form 8-K Filed on August 13, 2003)
5.1	Opinion of Nesa E. Hassanein, General Counsel of The Sports Authority, Inc.
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Nesa E. Hassanein (included in Exhibit 5.1)
24.1	Powers of Attorney (See Part II of this Registration Statement)

Item 9. Undertakings.

        (a)   The undersigned Registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the

Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8/S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denver, state of Colorado, on this 23rd day of December, 2003.

THE SPORTS AUTHORITY, INC.
By:	/s/ JOHN D. MORTON
Name:	John Douglas Morton
Title:	Vice Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints John Douglas Morton and Thomas T. Hendrickson and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOHN D. MORTON John Douglas Morton	Vice Chairman of the Board, Chief Executive Officer and Director (principal executive officer)	December 23, 2003
/s/ THOMAS T. HENDRICKSON Thomas T. Hendrickson	Vice Chairman, Chief Administrative Officer, Chief Financial Officer and Treasurer (principal financial and accounting officer)	December 31, 2003
Martin E. Hanaka	Chairman of the Board

/s/ JONATHAN D. SOKOLOFF Jonathan D. Sokoloff	Director	December 31, 2003
/s/ GORDON D. BARKER Gordon D. Barker	Director	December 26, 2003
/s/ PETER R. FORMANEK Peter R. Formanek	Director	December 31, 2003
/s/ MARY ELIZABETH BURTON Mary Elizabeth Burton	Director	December 31, 2003
Cynthia R. Cohen	Director
/s/ KEVIN M. MCGOVERN Kevin M. McGovern	Director	December 30, 2003

EXHIBIT INDEX

Exhibit Number	Description of Document
4.1	The Sports Authority, Inc. (f/k/a Gart Sports Company) 2003 Long Term Incentive Compensation Plan (attached as Annex F to the joint proxy statement/prospectus contained in the our Form S-4 (File No. 333-104321), as amended or supplemented)
4.2	The Company's Form of Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K Filed on August 13, 2003)
4.3	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K Filed on August 13, 2003)
4.4	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company's Current Report on Form 8-K Filed on August 13, 2003)
5.1	Opinion of Nesa E. Hassanein, General Counsel of The Sports Authority, Inc.
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Nesa E. Hassanein (included in Exhibit 5.1)
24.1	Powers of Attorney (See Part II of this Registration Statement)